Exhibit 10.1

CASH AWARD AGREEMENT

In recognition of the important role you play with Kohl’s, Inc. (“Kohl’s” or the “Company”), Kohl’s is offering you a Cash Award based on the terms and conditions hereinafter set forth.

1. Total Cash Award; Payment Dates. In consideration for your continued employment with the Company, it is hereby agreed that in the event you meet the eligibility criteria set forth in this Agreement, you will be entitled to the lump sum cash payment (the “Total Cash Award”), less applicable deductions and withholdings, payable in installments on each Payment Date. The first installment of the Total Cash Award is considered (“Payment Amount 1”). The second installment of the Total Cash Award is considered (Payment Amount 2”). Your Payment Dates for Payment Amount 1 and Payment Amount 2 are set forth in Attachment A.

2. Employment Through Retention Dates. Since the satisfactory performance of your services is an important consideration for this Agreement, you will only be entitled to Payment Amount 1 in the event of one of the following: (i) you remain employed with the Company through the Payment Date and have not received notice of termination for “cause” from the Company; (ii) the Company terminates your employment without Cause in accordance with your then current Executive Compensation Agreement, subject to your execution and non-revocation of a release of claims; or (iii) you terminate your employment with the company for Good Reason in accordance with your then current Executive Compensation Agreement, subject to your execution and non-revocation of a release of claims. You will only be entitled to the full value of Payment Amount 2 if you remain employed with the Company through the Payment Date and have not received notice of termination for “cause” from the Company. If, in accordance with your then current Executive Compensation Agreement, one of the following occurs: (i) the Company terminates your employment without Cause; or (ii) you terminate your employment with the Company for Good Reason, you will be entitled to a pro-rata value of Payment Amount 2, subject to your execution and non-revocation of a release of claims. The pro-rata value will be calculated at a rate of $37,500 for each full calendar month you remain employed by the Company beginning January 2024 through December 2024. If you die or you become disabled as defined under the Company’s long-term disability plan, you will remain eligible for the Total Cash Award.

3. Timing of Payment. Subject to the conditions above, the Payment Amount will be payable on the earlier of the next regular pay cycle following the Payment Date or termination date or as soon practicable but not later than 30 days after your death or disability, and is included as wages for purposes of Form W-2 reporting. Any payments made under this Agreement are intended to satisfy the short-term deferral exception under Internal Revenue Code Section 409A and shall be administered, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, if you are a specified employee (as that term is defined under 409A of the Internal Revenue Code), and you are involuntarily terminated (other than for cause), your Payment Amounts will not be accelerated and will be paid in accordance with the Payment Dates set forth on Attachment A. Amounts paid pursuant to this Agreement are not included as compensation on which retirement plan contribution or accruals are calculated.

4. Other Retention Programs. It is possible that other retention bonus programs may be implemented for which you are or may become eligible. In the event you are or become eligible for retention payments hereunder and under other programs, you acknowledge that the Company may institute a maximum amount you can receive under all programs, provided the maximum is not less than the amount specified herein.

5. Amendments; Governing Law; Entire Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by both parties hereto. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin without giving effect to the conflicts of laws principles thereof. This Agreement shall inure to the benefit of and be binding upon any successor to the Company and shall inure to the benefit of your legal representatives. All obligations imposed upon you and all rights of the Company under this Agreement shall be binding upon your heirs, executors, administrators and successors.

Please review the information contained in this letter, including any addenda or exhibits. Once you have had an opportunity to consider this letter and if you agree to its terms and conditions, please return an executed copy of this letter to me.

Regards,

/s/ Marc Chini

Marc Chini

Chief People Officer

Kohl’s, Inc.

Accepted and agreed to:

/s/ Jill Timm Date: November 29, 2022

Jill Timm, Chief Financial Officer

ATTACHMENT A

Installment Payment Date Payment Amount

Payment Amount 1 January 1, 2024 $450,000

Payment Amount 2 January 1, 2025 $450,000